Exhibit 3.2

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                             ADEPT TECHNOLOGY, INC.

         Adept Technology, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that:

         FIRST: The certificate of incorporation of the Corporation (the "Certificate of Incorporation") was filed with the Secretary of State of the State of Delaware on August 17, 2005.

         SECOND: Article IV, Section (A) of the Certificate of Incorporation is hereby amended in its entirety to read as follows:

         "(A) The Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Corporation is authorized to issue is twenty million (20,000,000) shares, each with a par value of $0.001 per share. Nineteen million (19,000,000) shares shall be Common Stock and one million (1,000,000) shares shall be Preferred Stock."

         THIRD: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, approved the foregoing amendment of the Certificate of Incorporation.

         FOURTH: The sole shareholder of the Corporation, acting in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware, approved the foregoing amendment of the Certificate of Incorporation.

         FIFTH: The foregoing amendment of the Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment on this 4th day of November, 2005.


                                         ADEPT TECHNOLOGY, INC.,
                                         a Delaware Corporation


                                         By:    /s/ Robert H. Bucher
                                                --------------------------------
                                                Name:    Robert H. Bucher
                                                Title:   Chief Executive Officer